1. Name and Address of Reporting Person
   Purnell, Jr., Maurice E.
   No 1 Leggett Road
   Carthage, MO 64836
   USA
2. Issuer Name and Ticker or Trading Symbol
   Leggett & Platt, Incorporated (LEG)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   12/2002
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   |         +-----------+---+----------+   Year       |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |         |Amount     |A/D|Price     |              |   (I)     |   ship     |
+------------------------------+----------+----------+---------+-----------+---+----------+--------------+-----------+------------+
Common Stock                                                                               10000          D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   |Day/   |Day/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|at End |direct |Owner-|
|Security  |Security|Year)  |Year)  |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |of Year|(I)    |ship  |
+----------+--------+-------+-------+---------+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Stock       $8.3438                                                   04/01/2012 Common                      3716    D
Options                                                                          Stock
(Right to
buy)
Stock       $8.9375                                                   08/01/2015 Common                      261     D
Options                                                                          Stock
(Right to
buy)
Stock       $9.72                                                     04/02/2016 Common                      3806    D
Options                                                                          Stock
(Right to
buy)
Stock       $10.0625                                                  04/01/2014 Common                      3304    D
Options                                                                          Stock
(Right to
buy)
Stock       $10.469                                                   04/03/2015 Common                      2818    D
Options                                                                          Stock
(Right to
buy)
Stock       $10.53                                                    11/13/2017 Common                      142     D
Options                                                                          Stock
(Right to
buy)
Stock       $10.585  08/05/2         A         47          08/05/2003 08/05/2017 Common  47       $0.0000    47      D
Options              002                                                         Stock
(Right to
buy)
Stock       $11.39   08/14/2         A         352         08/14/2003 08/14/2017 Common  352      $0.0000    352     D
Options              002                                                         Stock
(Right to
buy)
Stock       $11.4    01/18/2         A         44          01/18/2003 01/18/2017 Common  44       $0.0000    44      D
Options              002                                                         Stock
(Right to
buy)
Stock       $11.41   01/15/2         A         44          01/15/2003 01/15/2017 Common  44       $0.0000    44      D
Options              002                                                         Stock
(Right to
buy)
Stock       $12.34   04/01/2         A         2998        04/01/2003 04/01/2017 Common  2998     $0.0000    2998    D
Options              002                                                         Stock
(Right to
buy)
Stock       $12.4    03/28/2         A         40          03/28/2003 03/28/2017 Common  40       $0.0000    40      D
Options              002                                                         Stock
(Right to
buy)
Stock       $12.61   03/22/2         A         40          03/22/2003 03/22/2017 Common  40       $0.0000    40      D
Options              002                                                         Stock
(Right to
buy)
Stock       $12.75                                                    08/06/2013 Common                      170     D
Options                                                                          Stock
(Right to
buy)
Stock       $13      03/04/2         A         38          03/04/2003 03/04/2017 Common  38       $0.0000    38      D
Options              002                                                         Stock
(Right to
buy)
Stock       $13.3906                                                  04/01/2013 Common                      2316    D
Options                                                                          Stock
(Right to
buy)
Stock       $19.9                                                     05/08/2011 Common                      1256    D
Options                                                                          Stock
(Right to
buy)
Stock       $20.8125                                                  05/02/2010 Common                      1201    D
Options                                                                          Stock
(Right to
buy)
Stock       $22.78   08/14/2         A         1097        05/13/2003 08/13/2012 Common  1097     $0.0000    1097    D
Options              002                                                         Stock
(Right to
buy)
Stock       $27.15   05/08/2         A         921         11/08/2003 05/07/2012 Common  921      $0.0000    921     D
Options              002                                   <F1>                  Stock
(Right to
buy)

Explanation of Responses:

<F1>
The option vests in three equal annual installments beginning November 8, 2003.

SIGNATURE OF REPORTING PERSON
/s/ John A. Lyckman

DATE
01/13/2003